EXHIBIT 10.5
COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made and entered into as of the 7th day of December, 2010 by and among Gulf United Energy, Inc., a Nevada corporation (the “Company”), Gulf United Energy de Colombia Ltd., a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“BVI Sub”) and John Eddie Williams, Jr., an individual (together with his estate or heirs or devisees, “Williams”), and Reese Minerals, Ltd. (“Reese,” and collectively with Williams the “Investors”).

ARTICLE I.
RECITALS

1.01           Company.  The Company has two authorized classes of its capital stock, that being its common stock (the “Common Stock”) and preferred stock (the “Preferred Stock”).

1.02           Consideration.  Each of the Parties acknowledges that each has given and received good, valuable and present consideration to support each of the obligations of the Parties under this Agreement.

ARTICLE II.
TRANSACTION TO BE EFFECTED PURSUANT TO THIS AGREEMENT

2.01           Issuance of Common Stock

(a)           Sale of Common Stock for Cash.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, severally and not jointly, One Million (1,000,000) shares of Common Stock, (“Investors’ Common Stock” and, for each investor, that “Investor’s Common Stock”), with each Investor issued Five Hundred Thousand (500,000) Common Stock, for an aggregate purchase price of Two Hundred Thousand Dollars ($200,000), with each Investor’s individual purchase price of One Hundred Thousand Dollars ($100,000), as set forth on the signature page hereof.

2.02           Determination of Purchase Price for the Investors’ Common Stock.  The Company and the Investors acknowledge that the purchase price for the Investors’ Common Stock under this Agreement is fair and reasonable and has been determined by negotiation, with each of the Parties considering, among other factors, the following:

(a)           the need for capital for growth;

(b)           the fact that the current global credit crisis has made the continued financing of the operations of the Company and its Subsidiaries very difficult; and

(c)           the fact that the market for the stock of the Company will not absorb a substantial volume of sales of the Company’s Common Stock at almost any price.

ARTICLE III.
CLOSINGS

3.01           Purchase Agreement.  Contemporaneously with the execution of this Agreement, Investors and the Company shall have entered into that certain purchase agreement (the “Purchase Agreement”) pursuant to which, among other things, Investors will agree to purchase from the Company an aggregate principal amount of $3,800,000 debentures (collectively the “Debenture”), subject to certain terms and conditions.

3.02           Date and Place of Closing.  The closing (the “Closing”) hereunder with respect to the issuance and sale of the shares of Common Stock and the consummation of the related transactions contemplated hereby shall take place as of the date hereof (the “Closing Date”) at the offices of Brewer & Pritchard, P.C., 3 Riverway, Suite 1800, Houston, Texas 77056.

3.03           Deliveries at Closing.

(a)           At, or prior to, the Closing, the Company shall:

(i)           execute and deliver to the Company this Agreement and the other Transaction Documents.

(b)           At the Closing, the Investors shall:

(i)           deliver to the Company the purchase price for the Investors’ Common Stock pursuant to the Flow of Funds; and

(ii)           execute and deliver to the Company this Agreement and the other Transaction Documents.

3.04           Post Closing Deliveries.  The Company shall deliver to each Investor a certificate evidencing the Investor’s Common Stock in customary form and containing only the restrictive legend described in Section 5.03 below, within three (3) calendar days of the Closing Date.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.01           Representations and Warranties of the Company.  The Company represents and warrants to the Investors as set forth in this Article IV.

4.02           Organization and Standing of the Company; Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada with the power and authority to own and lease its properties (as applicable) and to carry on its business as now being conducted and is qualified and authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization.   The Company is duly and validly authorized by all necessary corporate action, has full power and authority to and has taken or caused to be taken all necessary action to authorize it to execute and deliver this Agreement and the Transaction Documents, and to perform and comply with the terms, conditions, and agreements set forth herein and therein.

4.03           Duly Issued.  Upon issuance and delivery to the Investors of the Investors’ Common Stock against payment of the purchase price therefore pursuant to this Agreement, such shares will be validly issued, fully paid and non-assessable shares of Common Stock, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company.

4.04           No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party will not violate the Articles of Incorporation or Bylaws of the Company and will not violate any provision of law, or order of any court or governmental agency affecting the Company in any respect, and will not conflict with, result in a breach of the provisions of, constitute a default under any material agreement binding on the Company, or result in the imposition of any lien, charge, or encumbrance upon any assets of the Company that could have a Material Adverse Effect.  No approval or consent from any third party not already obtained is required in connection with the execution of or performance under this Agreement or the Transaction Documents.

4.05           Governmental Authorization: Third Party Consents.  The Company is in compliance with all (x) material contracts and (y) laws, rules or regulations, orders, judgments, writs, injunctions, decrees, determinations, awards of any applicable governmental authority and all governmental approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required of the Company with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to applicable state securities law, which filings will be made by the time required thereby.

4.06           Finder’s Fees.  No Person has or will have, as a result of the issuance of Investors’ Common Stock pursuant to this Agreement, any right, interest or valid claim against or upon the Company or any of its subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Investors or their agents.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF INVESTORS

5.01           Representations and Warranties of the Investors.  Each Investor, severally and not jointly, hereby represents and warrants to the Company as set forth in this Article V.

5.02           Authorization; Authority.  This Agreement has been duly authorized and executed by the Investor and constitutes a valid agreement binding upon the Investor, enforceable in accordance with its terms (except to the extent that such enforceability may be limited by bankruptcy or similar laws affecting creditors’ rights generally or by general equitable principles).  Investor has the full legal right, power and authority to enter into this Agreement and to perform such Investor’s obligations hereunder and thereunder upon the terms and conditions herein and therein set forth.

5.03           Securities Not Registered.  The Investor is acquiring the Investor’s Common Stock being purchased for Investor’s own account and not with a view to or for sale in connection with the distribution thereof in violation of applicable securities laws.  Investor has been advised that the shares of the Common Stock to be issued and sold hereunder have not been registered under the Securities Act, or applicable state securities laws and that they must be held indefinitely unless the offer and sale thereof are subsequently registered under the Securities Act or any exemption from such registration is available.  Investor acknowledges and agrees that the certificates representing the shares of the Investor’s Common Stock will bear a restrictive legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH OFFER FOR SALE OR SALE, COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

The Investor further acknowledges and agrees that the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, with respect to such securities and/or make appropriate notations to such effect in its own transfer records.

5.04           Investment Experience, Etc.  The Investor represents that such Investor (i) has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the purchase of the Investor’s Common Stock, (ii) has a net worth significantly in excess of the amount of the purchase price for the Investor’s Common Stock and is able to bear the economic risk of a complete loss on the purchase of the Investor’s Common Stock, and (iii) is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

5.05           Finder’s Fees.  The Investor has not incurred any liability for commissions or other fees to any finder, broker or agent in connection with the transactions contemplated by this Agreement, except as disclosed in the Purchase Agreement.

ARTICLE VI.
COVENANTS OF THE COMPANY

Until the date of repayment of the Debenture in full the Company and BVI Sub shall comply with the covenants as set forth below:

6.01           Maintenance of Corporate Existence, etc.  Maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it of any subsidiary and deemed by the Company or BVI Sub to be necessary to the conduct of their business.

6.02           Accounts and Records.  Keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

6.03           Compliance with Requirements of Government Authorities.  Duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets.

6.04           Conduct of Business.  Engage only in business consisting primarily of business conducted on the Closing Date and other businesses reasonably related thereto.

6.05           Compliance with Agreements.  Perform and observe all of its material obligations to the Investors, set forth in this Agreement, the Transaction Documents, and the Articles of Incorporation, Bylaws or organizational and governing documents of the Company and the BVI Sub.

6.06           Compliance with Transaction Documents.  Comply in all material respects with each term, condition and provision of the Articles of Incorporation, Bylaws, any other organizational and governing documents and the other Transaction Documents.

ARTICLE VII.
INDEMNIFICATION

7.01           Indemnification.  In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless Investors and its Affiliates and their officers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all out-of-pocket losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, “Liabilities”) resulting from or arising out of (a) any breach of any representation or warranty, covenant or agreement of the Company in this Agreement or any of the other Transaction Documents or (b) any investigation or proceeding against the Company or any Indemnified Party and arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby, provided, that the Company shall not be liable under this Section 7.01 to an Indemnified Party for any liabilities resulting primarily from any actions that involved the gross negligence or willful misconduct of such Indemnified Party; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities for which it would otherwise be liable hereunder which shall be permissible under applicable laws.  In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such Liabilities (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, that if an Indemnified Party is reimbursed hereunder for any Liabilities, such reimbursement of Liabilities shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.  The obligations of the Company under this paragraph will survive any transfer of the Investors’ Common Stock.  In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Company will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Party in connection with the matters as to which such Liabilities relate and other equitable considerations.

7.02           Notification.  Each Indemnified Party under this Article VII will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article VII, notify the Company in writing of the commencement thereof.  The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party under this Article VII unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to the Company; provided, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Indemnified Party, a conflict or likely conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable, provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel).  The Company agrees that it will not, without the prior written consent of an Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.  The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the prior written consent of the Company.  The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

ARTICLE VIII.
MISCELLANEOUS

8.01           Governing Law.  This Agreement shall be governed by and construed in all respects by the internal laws of the State of Texas (except for the proper application of the United States federal securities laws), without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Texas.

8.02           Notices, Etc.  Unless otherwise specified within a provision of this Agreement all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is electronically or mechanically generated and kept on file by the sending party); (iii) three Business Days after deposit with the United States Mail when sent by registered or certified mail; or (iv) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Gulf United Energy, Inc.
P.O Box 22165;
Houston, Texas 77227-2165
Attention: John B. Connally III

With a copy to:
Brewer & Pritchard, PC
3 Riverway, Ste. 1800
Houston, Texas 77056
Attention: Thomas Pritchard, Esq.

If to the Investors, to the addresses set forth on the signature page

With a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: Ephraim del Pozo

8.03           Amendments and Waivers.

(a)           This Agreement may be terminated, amended or modified, by a written instrument executed by (a) the Company, and (b) the Investors.

(b)           Any obligation of the Company under this Agreement may be waived or excused by the Investors.

8.04           Gender.  Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context may require.

8.05           Certain Expenses.  Each party shall be responsible for their own costs and expenses.

8.06           Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.07           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.08           Severability.  If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced.  In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.  Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

8.09           Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.10           Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.  All proposals, negotiations and representations (if any) made prior, and with reference to the subject matter of this Agreement, are merged herein.  This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.  Neither the Company nor the Investors shall be bound by any oral agreement or representation, irrespective of when made.

8.11           Survival of Representations, Warranties and Covenants.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Investors, or acceptance of the shares of Common Stock and payment therefore and shall survive until such time as the shares of Common Stock have been sold or redeemed in full in cash.  All covenants and indemnities made herein shall survive in perpetuity, unless otherwise provided in this Agreement.

8.12           Remedies Cumulative.  No failure or delay on the part of the Company or the Investors in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Investors at law, in equity or otherwise.

8.13           Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement or any of the Transaction Documents.

8.14           Disputes.  The parties agree that all disputes arising under this Agreement shall be submitted to a court of competent jurisdiction located in Houston, Harris County, Texas.

8.15           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES WAIVES ITS RIGHTS TO TRIAL BY JURY AND AGREES TO SUBMIT ANY LAWSUIT TO TRIAL BEFORE THE COURT AND WITHOUT A JURY.

ARTICLE IX.
DEFINITIONS

9.01           Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement, and in addition, unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a Person, (a) any director, executive officer, general partner, managing member or other manager of such Person, (b) any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and (c) if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is controlled by any such member or trust. The term “control” means (i) the power to vote more than 50% of the securities or other equity interests of a Person having ordinary voting power (on a fully diluted basis), or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Common Stock Purchase Agreement, as amended, modified or supplemented from time to time.

“Articles of Incorporation” means the Articles of Incorporation of the Company and as in effect on the Closing Date, including, all amendments and restatements of the same.

“Board of Directors” shall mean the group that manages the business and affairs of the Company as described in the bylaws of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in Houston, Texas are open for the general transaction of business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute  thereto.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” has the meaning set forth in Section 1.01 of this Agreement.

“Company” means Gulf United Energy, Inc., a Nevada corporation.

“GAAP” means generally accepted United States accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Material Adverse Effect” means a material adverse effect upon the business, assets, operation, condition (financial or otherwise), results of operations or prospects of the Company or any Subsidiary of the Company.

“Person” means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Subsidiary” means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“United States” and “U.S.” shall mean the United States of America.

9.02           Accounting Terms: Financial Statements.  All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice.  The term “sound accounting practice” shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

GULF UNITED ENERGY, INC.

By: /s/ John B. Connally
John B. Connally III
Chief Executive Officer

GULF UNITED ENERGY DE COLOMBIA LTD.

By: /s/ John B. Connally
Name:  John B. Connally III
Title:    Atty in fact

INVESTORS:

JOHN EDDIE WILLIAMS, JR.

/s/ John Eddie Williams, Jr.

Number of shares of Common Stock:  500,000
Purchase Price for Shares:  $100,000

Address for Notice:
c/o Williams Kherkher Hart Boundas, LLP
8441 Gulf Freeway, Suite 600
Houston, Texas 77017-5051
Attention:  John Eddie Williams, Jr.
Facsimile: 713.643.6226

REESE MINERALS, LTD.

By:           Reese Holdings, LLC, its general partner

By: /s/ Jordan Reese
Jordan W. Reese, III
Managing Manager

Number of shares of Common Stock:  500,000
Purchase Price for Shares:  $100,000

Address for Notice:
P.O. Box 21838
Beaumont, Texas 77720
Attention:  Jordan W. Reese, III
Facsimile: __________________